                                                                    EXHIBIT 11.1

                               BTI TELECOM CORP.

                    COMPUTATION OF EARNINGS PER COMMON SHARE

              (IN THOUSANDS, EXCEPT SHARE INFORMATION; UNAUDITED)

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
                                                                                                             NINE MONTHS ENDED
                                                                      TWELVE MONTHS ENDED DECEMBER 31,         SEPTEMBER 30,
                                                                  --------------------------------------- -----------------------
                                                                      1996          1995         1994       1997          1996
                                                                  ------------  -----------  -----------  ---------    ----------
PRIMARY EARNINGS PER COMMON SHARE

Net earnings (loss) applicable to common stock................... $      2,606  $       371  $     2,702  $     1,298 $    (4,165)
                                                                  ------------  -----------  -----------  ----------- -------------
                                                                  ------------  -----------  -----------  ----------- -------------
Primary average shares outstanding...............................   20,000,000   20,000,000   20,000,000   20,000,000  20,000,000
                                                                  ------------  -----------  ----------- ------------ -------------
                                                                  ------------  -----------  ----------- ------------ -------------
Earnings (loss) per common share................................. $        .13  $       .02  $       .13  $       .04 $      (.21)
                                                                  ------------  -----------  ----------- ------------ -------------
                                                                  ------------  -----------  ----------- ------------ -------------
FULLY DILUTED EARNINGS PER COMMON SHARE
                                                                  ------------  -----------  -----------
Net earnings (loss) applicable to common stock................... $      2,606  $       371  $     2,702  $     1,298 $    (4,165)
                                                                  ------------  -----------  ----------- ------------ -----------
                                                                  ------------  -----------  ----------- ------------ -----------
Primary average shares outstanding...............................   20,000,000   20,000,000   20,000,000   20,000,000  20,000,000
Increase in shares outstanding...................................       -            -            -            -           -
                                                                  ------------  -----------  -----------  ----------- -----------
Fully diluted average shares outstanding.........................   20,000,000   20,000,000   20,000,000   20,000,000  20,000,000
                                                                  ------------  -----------  -----------  ----------- -----------
                                                                  ------------  -----------  -----------  ----------- -----------
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